Exhibit 99.1

ERIC BENHAMOU JOINS SILICON VALLEY BANCSHARES’ BOARD OF
DIRECTORS

SANTA CLARA, Calif., February 23, 2005 — Silicon Valley Bancshares (Nasdaq:  SIVB), the diversified financial services holding company of Silicon Valley Bank, announced Eric Benhamou, joined its board of directors effective February 22, 2005.  Benhamou’s vast experience with technology and the business of technology worldwide will prove invaluable to Silicon Valley Bancshares as it continues to expand into international markets and supports new ventures as well as large, multinational corporations.

“Over the last four years, SVB has aggressively invested in its future as a global, diversified financial services company.  The company’s focus and investments have paid off, as evidenced by its performance as well as its ability to attract industry leaders like Eric Benhamou to its ranks,” said Alex W. “Pete” Hart, chairman of the board of Silicon Valley Bancshares and Silicon Valley Bank. “Eric’s expertise and accomplishments will help inform SVB’s continued growth and fuel its success. We welcome Eric and anticipate his service on the SVB board.”

Benhamou is currently chairman and CEO of Benhamou Global Ventures, LLC.  Benhamou Global Ventures, founded in 2003, invests and plays an active role in innovative high tech firms throughout the world.  Benhamou is also the chairman of the board of directors of 3Com Corporation, and palmOne. He previously held a variety of senior management positions at 3Com, including CEO throughout the 1990s. He also served as interim CEO of Palm from 2001 until 2003.  Earlier in his career, Benhamou co-founded Bridge Communications, a computer networking pioneer, and was vice president of engineering there until its merger with 3Com in 1987.

In 2003, Benhamou was appointed to the advisory panel of the U.S.-Israel Science and Technology Commission by U.S. Commerce Secretary Donald Evans. He currently serves as chairman of the board of Cypress Semiconductor and as a member of the board of RealNetworks, Inc.  He serves on the board of directors of several privately held companies including Atrica, Intransa, Go Networks and Swan Labs, and serves on the board of the New America Foundation, a Washington D.C.-based think tank. Benhamou serves on the executive committee of TechNet and of the Computer Science and Telecommunications Board (CSTB). He is a consulting professor at the INSEAD business school in Fontainebleau, France and he is the chairman of the Israel Venture Network, a venture philanthropy organization for a stronger Israeli society.

Benhamou holds a diplôme d’Ingenieur de l’Ecole Nationale Supérieure d’Arts et Métiers in Paris, France, a master’s degree from the School of Engineering at Stanford University and several honorary doctorates.

About Silicon Valley Bancshares

For 20 years, Silicon Valley Bancshares, a financial holding company offering diversified financial services, has provided innovative solutions to help entrepreneurs succeed. The company’s principal subsidiary, Silicon Valley Bank, serves emerging growth and mature companies in the technology, life science, private equity and premium wine industries through 26 offices in the U.S. and two subsidiaries in the U.K. and India. Headquartered in Santa Clara, Calif., the company offers its clients commercial, investment and private banking, funds management and private equity services, as well as the added value of its knowledge and networks. Merger, acquisition, private placement and corporate partnering services are provided through the company’s investment banking subsidiary, SVB Alliant. More information on the company can be found at www.svb.com.

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